Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 82
(to prospectus dated August 10, 2021)

Up to 386,015 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 1,545,448 Shares of Class A Common Stock Up to 160,290 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 6, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 386,015 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 160,290 shares of Class A Common Stock that are issuable upon the exercise of 160,290 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 225,725 shares of Class A Common Stock that are issuable upon the exercise of 225,725 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 1,545,448 shares of Class A Common Stock (including up to 105,879 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 6,520 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 160,290 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Capital Market under the symbols “HYZN” and “HYZNW,” respectively. On December 6, 2024 the closing price of our Class A Common Stock was $1.75 and the closing price for our public warrants was $0.02.

Except as otherwise indicated, all information in this prospectus supplement gives effect to a 1-for-50 reverse stock split of our Class A Common Stock, which became effective as of September 11, 2024.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 6, 2024
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
599 South Schmidt Road Bolingbrook, IL		60440
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $575.00 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03     Material Modification to Rights of Security Holders.

The information disclosed under Items 5.03 and 5.07 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03 to the extent required.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 6, 2024, Hyzon Motors Inc. (the “Company”) filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware increasing the number of authorized shares of Class A common stock, par value $0.0001 per share (“Common Stock”), from 20,000,000 to 120,000,000 shares, as further described in the Company’s definitive proxy statement for the Special Meeting of Stockholders held on December 6, 2024 (the “Special Meeting”) as filed with the Securities and Exchange Commission on November 12, 2024 (the “Proxy Statement”) and as approved at the Special Meeting. The Certificate of Amendment became effective upon filing with the Secretary of State.

A copy of the Certificate of Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The above description of the Certificate of Amendment is qualified in its entirety by reference to such exhibit.

Item 5.07     Submission of Matters to a Vote of Security Holders.

The information disclosed under Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.07 to the extent required.

Results of the voting at the Special Meeting are set forth below.

Proposal 1 – Increase Authorized Shares. The Company’s stockholders approved the increase in the number of authorized shares of Common Stock from 20,000,000 to 120,000,000 shares, with votes cast as follows:

For	Against	Withhold/Abstain	Broker Non-Votes
2,968,538	266,337	6,906	—

Proposal 2 – Adjournment Proposal. The Company’s stockholders approved the adjournment of the Special Meeting to solicit additional proxies in favor of Proposal 1, but such an adjournment was not necessary in light of the approval of Proposal 1 at the Special Meeting. The voting results for Proposal 2 were as follows:

For	Against	Withhold/Abstain	Broker Non-Votes
2,920,384	293,705	27,692	—

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: December 6, 2024	By:	/s/ Parker Meeks
	Name:	Parker Meeks
	Title:	Chief Executive Officer